                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -------------------


                                  SCHEDULE 13G
                                (RULE 13d - 102)

                               -------------------


                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b) AND (c)
                 AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2
                               (AMENDMENT NO. 2)1


                             DRS TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    252456405
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



   Check the appropriate box to designate the rule pursuant to which this
   Schedule is filed:
                                |X| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

-----------------

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO. 252456405              13G                        Page 2 of 9 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NO.(S) OF ABOVE PERSONS (ENTITIES ONLY)
           FOREST INVESTMENT MANAGEMENT LLC
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  |_|
                                                                     (b)  |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------

                              5    SOLE VOTING POWER
                                   739,661
          NUMBER OF
           SHARES             6    SHARED VOTING POWER
        BENEFICIALLY               ZERO
          OWNED BY
            EACH              7    SOLE DISPOSITIVE POWER
         REPORTING                 739,661
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   ZERO
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           739,661
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                |_|
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            7.61%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 252456405              13G                        Page 3 of 9 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NO.(S) OF ABOVE PERSONS (ENTITIES ONLY) FOUNDERS FINANCIAL GROUP, L.P.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  |_|
                                                                     (b)  |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           DELAWARE
--------------------------------------------------------------------------------

                              5    SOLE VOTING POWER
                                   739,661
          NUMBER OF
           SHARES             6    SHARED VOTING POWER
        BENEFICIALLY               ZERO
          OWNED BY
            EACH              7    SOLE DISPOSITIVE POWER
         REPORTING                 739,661
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   ZERO
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           739,661
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                           |_|
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            7.61%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 252456405              13G                        Page 4 of 9 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NO.(S) OF ABOVE PERSONS (ENTITIES ONLY) MICHAEL A. BOYD, INC.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  |_|
                                                                     (b)  |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           CONNECTICUT
--------------------------------------------------------------------------------

                              5    SOLE VOTING POWER
                                   739,661
          NUMBER OF
           SHARES             6    SHARED VOTING POWER
        BENEFICIALLY               ZERO
          OWNED BY
            EACH              7    SOLE DISPOSITIVE POWER
         REPORTING                 739,661
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   ZERO

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           739,661
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*   |_|
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            7.61%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 252456405              13G                        Page 5 of 9 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATIONS NO.(S) OF ABOVE PERSONS (ENTITIES ONLY) MICHAEL A. BOYD
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  |_|
                                                                     (b)  |_|
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER
                                   739,661
          NUMBER OF
           SHARES             6    SHARED VOTING POWER
        BENEFICIALLY               ZERO
          OWNED BY
            EACH              7    SOLE DISPOSITIVE POWER
         REPORTING                 739,661
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   ZERO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           739,661
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                             |_|
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            7.61%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

         DRS Technologies, Inc. (the "Issuer").

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         The Issuer's principal executive offices are located at 5 Sylvan Way, Parsippany, New Jersey 07054.

ITEM 2(A).        NAMES OF PERSON(S) FILING

         This statement is filed by the following persons:

         (1) Forest Investment Management LLC, an Investment Advisor registered under the Investment Advisors Act of 1940, as amended ("Forest");

         (2) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest;

         (3) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders; and

         (4) Michael A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc., (collectively, the "Filing Parties").

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE

         The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

ITEM 2(C).        CITIZENSHIP

         Forest is a Delaware Limited Liability Company. Founders is a Delaware limited partnership. MAB, Inc. is a Connecticut corporation. Mr. Boyd is a United States citizen.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES

         This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.

ITEM 2(E).        CUSIP NUMBER

         252456405.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(c) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

         (a)    |_|   Broker or dealer registered under Section 15 of the
                      Exchange Act;
         (b)    |_|   Bank as defined in Section 3(a)(6) of the Exchange Act;
         (c)    |_|   Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act;
         (d)    |_|   Investment company registered under Section 8 of the
                      Investment Company Act;
         (e)    |X|   An investment adviser in accordance with Rule 13d-1(b)
                      (1)(ii)(E);

         (f)    |_|   An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(ii)(F);
         (g)    |_|   A parent holding company or control person in accordance
                      with Rule 13d-1(b)(ii)(G);
         (h)    |_|   A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;
         (i)          |_| A church plan that is excluded from the  definition of
                      an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)    |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP

(A)      AMOUNT BENEFICIALLY OWNED

         Each of Forest, Founders, MAB, Inc. and Mr. Boyd beneficially owns 739,661 shares of Issuer's Common Stock.

(B)      PERCENT OF CLASS

         Each of Forest, Founders, MAB, Inc. and Mr. Boyd owns 7.61% of the Issuer's Common Stock.

(C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES

         (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                  Each of Forest, Founders, MAB, Inc. and Mr. Boyd has sole power to vote or to direct the vote of the 739,661 shares of Common Stock.

         (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                  Not applicable.

         (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  Each of Forest, Founders, MAB, Inc. and Mr. Boyd has sole power to dispose or to direct the disposition of the 739,661 shares of Common Stock.

         (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                  Not applicable.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         |_|

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY

         Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10.          CERTIFICATIONS

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                            FOREST INVESTMENT MANAGEMENT LLC


Dated:  February 4, 2000            By:              /S/ MICHAEL A. BOYD
                                            ------------------------------------
                                             Michael A. Boyd, Chairman

                                            FOUNDERS FINANCIAL GROUP, L.P.


Dated:  February 4, 2000            By:              /S/ MICHAEL A. BOYD
                                            ------------------------------------
                                             Michael A. Boyd, Chairman

                                            MICHAEL A. BOYD, INC.


Dated:  February 4, 2000            By:              /S/ MICHAEL A. BOYD
                                            ------------------------------------
                                            Michael A. Boyd, President

                                            MICHAEL A. BOYD


Dated:  February 4, 2000            By:              /S/ MICHAEL A. BOYD
                                            ------------------------------------
                                            Michael A. Boyd